                                                                    EXHIBIT 99.1


                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES




                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                       AND

            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS




                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     When we make statements containing projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, or when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

     In addition to the matters described in this report and the exhibits hereto, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

     o the application of, or changes in, the laws and regulations to which we are subject;

     o the outcome of pending lawsuits, governmental proceedings and investigations;

     o the effects of competition, including the extent and timing of the entry of additional competitors in our markets;

     o    liquidity concerns in our markets;

     o    our pursuit of potential business strategies;

     o the timing and extent of changes in commodity prices and interest rates;

     o the availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

     o weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

     o financial market conditions and our access to capital, including availability of funds in the capital markets;

     o the creditworthiness or bankruptcy or other financial distress of our counterparties;

     o    actions by rating agencies with respect to us or our competitors;

     o    acts of terrorism or war;

     o    the availability and price of insurance;

     o    political, legal, regulatory and economic conditions and developments;
          and

     o    the successful operation of deregulating power markets.

     Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


Consolidated Interim Financial Statements of Reliant Energy Mid-Atlantic Power
     Holdings, LLC and Subsidiaries:

    Consolidated Statements of Operations for the Three Months Ended June 30, 2002 and 2003
         (unaudited) ...........................................................................     1

    Consolidated Statements of Operations for the Six Months Ended June 30, 2002 and 2003
         (unaudited) ...........................................................................     2

    Consolidated Balance Sheets as of December 31, 2002 and June 30, 2003 (unaudited)...........     3

    Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2002 and 2003
         (unaudited) ...........................................................................     4

    Notes to Unaudited Consolidated Interim Financial Statements ...............................     5

    Management's Narrative Analysis of Results of Operations....................................    13

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                   THREE MONTHS ENDED JUNE 30,
                                                                                   ---------------------------
                                                                                       2002           2003
                                                                                     ---------      ---------
OPERATING REVENUES, including $18.8 million and $15.2 million from
  affiliate, respectively ......................................................     $ 160,360      $ 110,970

OPERATING EXPENSES:
  Fuel and purchased power, including $10.7 million and $3.9 million from
    affiliate, respectively ....................................................        49,470         36,926
  Operation and maintenance ....................................................        25,879         35,725
  Facilities leases ............................................................        15,077         14,757
  General and administrative ...................................................         5,338          3,768
  General and administrative from affiliates ...................................        19,545         15,651
  Depreciation and amortization ................................................        26,864         18,092
                                                                                     ---------      ---------
    Total operating expenses ...................................................       142,173        124,919
                                                                                     ---------      ---------

OPERATING INCOME (LOSS) ........................................................        18,187        (13,949)

OTHER (LOSS) INCOME ............................................................          (411)           881

INTEREST EXPENSE TO AFFILIATE ..................................................       (22,770)       (14,959)

INTEREST INCOME ................................................................           583            118
                                                                                     ---------      ---------

LOSS BEFORE INCOME TAXES .......................................................        (4,411)       (27,909)
                                                                                     ---------      ---------

INCOME TAX BENEFIT .............................................................        (3,637)       (11,381)
                                                                                     ---------      ---------
NET LOSS .......................................................................     $    (774)     $ (16,528)
                                                                                     =========      =========


        See Notes to Unaudited Consolidated Interim Financial Statements

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)


                                                                                     SIX MONTHS ENDED JUNE 30,
                                                                                     -------------------------
                                                                                        2002           2003
                                                                                     ---------      ---------
OPERATING REVENUES, including $37.2 million and $0.2 million from
  affiliate, respectively ......................................................     $ 299,691      $ 298,243

OPERATING EXPENSES:
  Fuel and purchased power, including $13.8 million and $4.8 million from
    affiliate, respectively ....................................................        92,623         97,591
  Operation and maintenance ....................................................        48,270         58,538
  Facilities leases ............................................................        29,785         29,514
  General and administrative ...................................................         8,986          7,444
  General and administrative from affiliates ...................................        39,071         54,071
  Depreciation and amortization ................................................        37,342         29,013
                                                                                     ---------      ---------
    Total operating expenses ...................................................       256,077        276,171
                                                                                     ---------      ---------

OPERATING INCOME ...............................................................        43,614         22,072

OTHER INCOME ...................................................................           546          1,877

INTEREST EXPENSE TO AFFILIATE ..................................................       (45,866)       (30,938)

INTEREST INCOME ................................................................         1,371            234
                                                                                     ---------      ---------

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE ............          (335)        (6,755)
                                                                                     ---------      ---------

INCOME TAX EXPENSE (BENEFIT) ...................................................         2,715         (2,686)
                                                                                     ---------      ---------
LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE .............................        (3,050)        (4,069)
       Cumulative effect of accounting change, net of tax ......................            --          2,305
                                                                                     ---------      ---------
NET LOSS .......................................................................     $  (3,050)     $  (1,764)
                                                                                     =========      =========


        See Notes to Unaudited Consolidated Interim Financial Statements

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                DECEMBER 31,       JUNE 30,
                                                                                   2002              2003
                                                                                ------------     -----------
                                   ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ..............................................     $    42,052      $    71,018
   Fuel stock and petroleum products ......................................          34,371           27,864
   Materials and supplies .................................................          42,094           44,226
   Prepaid leases .........................................................          59,030           59,229
   Non-trading derivative assets ..........................................         315,454          113,728
   Deferred income taxes ..................................................              --            4,131
   Other current assets ...................................................           4,367            5,681
                                                                                -----------      -----------
        Total current assets ..............................................         497,368          325,877
                                                                                -----------      -----------
  Property, plant and equipment, gross ....................................         915,148          930,833
 Accumulated depreciation .................................................         (92,813)        (117,357)
                                                                                -----------      -----------
 PROPERTY, PLANT AND EQUIPMENT, NET .......................................         822,335          813,476
                                                                                -----------      -----------
OTHER ASSETS:
   Goodwill, net of accumulated amortization of $221 ......................           6,808            6,808
   Other intangibles, net of accumulated amortization of $35,342 and
    $37,436, respectively .................................................         184,953          170,263
   Non-trading derivative assets ..........................................         164,762           26,670
   Prepaid leases .........................................................         200,053          197,515
   Other assets ...........................................................          23,213           24,394
                                                                                -----------      -----------
        Total other assets ................................................         579,789          425,650
                                                                                -----------      -----------
        TOTAL ASSETS ......................................................     $ 1,899,492      $ 1,565,003
                                                                                ===========      ===========

                  LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
   Accounts payable .......................................................     $    12,536      $    13,577
   Accounts payable to affiliates, net ....................................         284,512          363,277
   Non-trading derivative liabilities .....................................         295,647          117,416
   Accrued payroll ........................................................           4,787            5,514
   Deferred income taxes ..................................................           8,188               --
   Other current liabilities ..............................................           9,957           11,048
                                                                                -----------      -----------
        Total current liabilities .........................................         615,627          510,832
                                                                                -----------      -----------
OTHER LIABILITIES:
   Accrued environmental liabilities ......................................          34,693           28,865
   Non-trading derivative liabilities .....................................         156,315           47,956
   Deferred income taxes ..................................................          39,476           26,204
   Other liabilities ......................................................          13,112           18,175
                                                                                -----------      -----------
        Total other liabilities ...........................................         243,596          121,200
SUBORDINATED NOTES PAYABLE TO AFFILIATE ...................................         685,597          618,657
                                                                                -----------      -----------
        Total liabilities .................................................       1,544,820        1,250,689
                                                                                -----------      -----------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDER'S EQUITY:
   Common stock (no par value, 1,000 shares authorized,
        issued and outstanding) ...........................................              --               --
   Additional paid-in capital .............................................         260,187          255,372
   Retained earnings ......................................................          73,207           71,443
   Accumulated other comprehensive income (loss) ..........................          21,278          (12,501)
                                                                                -----------      -----------
        Total shareholder's equity ........................................         354,672          314,314
                                                                                -----------      -----------
        TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ........................     $ 1,899,492      $ 1,565,003
                                                                                ===========      ===========


        See Notes to Unaudited Consolidated Interim Financial Statements

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                SIX MONTHS ENDED JUNE 30,
                                                                                -------------------------
                                                                                  2002           2003
                                                                                ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ................................................................     $  (3,050)     $  (1,764)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Cumulative effect of accounting change ................................            --         (2,305)
    Depreciation and amortization .........................................        37,342         29,013
    Deferred income taxes .................................................        (1,657)        (3,413)
    Net non-trading derivative assets and liabilities .....................       (45,555)        (4,353)
    Changes in assets and liabilities:
      Fuel stock and petroleum products and materials and supplies ........         9,206          4,375
      Prepaid leases ......................................................       (26,324)         2,339
      Net non-trading derivative assets and liabilities ...................        69,403             --
      Other assets ........................................................       (12,236)       (11,036)
      Accounts payable ....................................................        (3,103)         1,041
      Accounts payable to affiliates, net .................................        35,048         73,949
      Other liabilities ...................................................         3,132          4,161
                                                                                ---------      ---------
       Net cash provided by operating activities ..........................        62,206         92,007
                                                                                ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment ..............................       (20,056)       (15,316)
  Proceeds from sale of permits and licenses to affiliate .................            --         19,215
                                                                                ---------      ---------
      Net cash (used in) provided by investing activities .................       (20,056)         3,899
                                                                                ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from subordinated notes payable to affiliate ...................        13,000             --
  Payments on subordinated notes payable to affiliate .....................      (118,775)       (66,940)
                                                                                ---------      ---------
      Net cash used in financing activities ...............................      (105,775)       (66,940)
                                                                                ---------      ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS ...................................       (63,625)        28,966
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ..........................       167,717         42,052
                                                                                ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ................................     $ 104,092      $  71,018
                                                                                =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash payments:
      Interest ............................................................     $      --      $      --
      Income taxes ........................................................           590          1,476


        See Notes to Unaudited Consolidated Interim Financial Statements

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

1.   BACKGROUND AND BASIS OF PRESENTATION

     These consolidated interim financial statements and notes (interim financial statements) include the accounts of Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries (collectively, REMA). The interim financial statements are unaudited, omit certain financial statement disclosures that are required to be included in the annual financial statements and should be read in conjunction with the annual consolidated financial statements of REMA for the year ended December 31, 2002 filed in Reliant Resources, Inc.'s (Reliant Resources) Current Report on Form 8-K on July 22, 2003 (Reliant Resources' Form 8-K).

     Reclassifications and Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the consolidated statements of operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures, and (d) acquisitions and dispositions of assets. In addition, some amounts from the prior periods have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect earnings.

2.   NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 142. See note 5 to REMA's annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for a discussion regarding REMA's adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142) on January 1, 2002.

     SFAS No. 143. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No.
143). On January 1, 2003, REMA adopted the provisions of this statement. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, REMA recorded asset retirement obligations at the time it was acquired by a subsidiary of Reliant Energy Power Generation, Inc. (REPG), a subsidiary of Reliant Resources. These obligations were recorded at their undiscounted estimated fair values on the date of acquisition. REMA's asset retirement obligations primarily relate to ash disposal site closures. The impact of the adoption of SFAS No. 143 resulted in a gain of $2.3 million, net of tax of $1.6 million, and was recorded as a cumulative effect of an accounting change in REMA's consolidated statement of operations for the six months ended June 30, 2003. The unaudited proforma adjustments to reflect the retroactive adoption of SFAS No. 143 as if it had been adopted on January 1, 2002 are not presented, as the pro forma adjustments are immaterial.

     The impact of the adoption of SFAS No. 143 for REMA's operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $1.0 million increase in the carrying values of property, plant and equipment,
(b) a $0.2 million increase in accumulated depreciation of property, plant and equipment, (c) a $3.1 million decrease in asset retirement obligations and (d) a $1.6 million increase in deferred tax liabilities. The net impact of these items was to record a gain of $2.3 million, net of tax, as a cumulative effect of an accounting change in REMA's results of operations upon adoption on January 1, 2003.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003


     The following table presents the detail of REMA's asset retirement obligations, which are included in accrued environmental liabilities in REMA's consolidated balance sheet (in millions):

         Balance at January 1, 2003.........................     $  3.9
         Accretion expense .................................        0.2
                                                                 ------
         Balance at June 30, 2003 ..........................     $  4.1
                                                                 ======

     SFAS No. 144. In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. One change from the previous standard is that under SFAS No. 144, assets disposed of or held for sale that meet the definition to be a "component of an entity" will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by REMA to measure impairment losses on long-lived assets. REMA adopted SFAS No. 144 on January 1, 2002.

     SFAS No. 145. In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS No. 145). SFAS No. 145 eliminates the requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the statement of operations. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent. SFAS No. 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The changes related to debt extinguishment are effective for fiscal years beginning after May 15, 2002 (which REMA began to apply effective January 1, 2003), and the changes related to lease accounting are effective for transactions occurring after May 15, 2002 (which REMA began to apply at that time).

     SFAS No. 149. In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative as discussed in SFAS No. 133 and when a derivative contains a financing component. SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. Certain paragraphs of this statement that relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. REMA is currently assessing the impact that the prospective guidance in this statement will have on its consolidated financial statements.

     FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures, for guarantees of obligations of unconsolidated entities, include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002,

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. REMA has no guarantees that qualify for measurement or disclosure under FIN No. 45.

3.   DERIVATIVE FINANCIAL INSTRUMENTS

     Effective January 1, 2001, REMA adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, (SFAS No. 133) which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement requires that derivatives be recognized at fair value in the balance sheet and that changes in fair value be recognized either currently in earnings or deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes, depending on the intended use of the derivative, its resulting designation and its effectiveness. If certain conditions are met, an entity may designate a derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability (fair value hedge) or (b) the exposure to variability in expected future cash flows (cash flow hedge). For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. During the three and six months ended June 30, 2002 and 2003, REMA did not enter into any fair value hedges and as of December 31, 2002 and June 30, 2003, REMA had no fair value hedges.

     Cash Flow Hedges. During the three months ended June 30, 2002 and 2003, the amount of hedge ineffectiveness recognized in earnings from derivatives that are designated and qualify as cash flow hedges was a gain of $10.8 million and a gain of $1.2 million, respectively. During the six months ended June 30, 2002 and 2003, the amount of hedge ineffectiveness recognized in earnings from derivatives that are designated and qualify as cash flow hedges was a gain of $12.5 million and a gain of $1.3 million, respectively. For the three and six months ended June 30, 2002 and 2003, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that an anticipated transaction will not occur, REMA recognizes in net income (loss) the deferred gains and losses recognized in accumulated other comprehensive income (loss). During the three and six months ended June 30, 2002 and 2003, there were no deferred gains or losses recognized in earnings as a result of the discontinuance of cash flow hedges because it was probable that the forecasted transaction would not occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income (loss) is reclassified and included in REMA's consolidated statements of operations under the captions (a) fuel expenses, in the case of natural gas transactions and (b) revenues, in the case of electric power transactions. As of June 30, 2003, REMA expects a loss of $1.2 million of accumulated other comprehensive loss to be reclassified into net income (loss) during the period from July 1, 2003 to June 30, 2004.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

4.   COMPREHENSIVE INCOME (LOSS)

     The following tables summarize the components of comprehensive income
(loss), net of tax, for the three and six months ended June 30, 2002 and 2003:


                                                                                      THREE MONTHS ENDED JUNE 30,
                                                                                      ---------------------------
                                                                                           2002         2003
                                                                                         -------      -------
                                                                                              (IN MILLIONS)
Net loss ...........................................................................     $  (0.8)     $ (16.5)
Other comprehensive income (loss):
    Net deferred gain (loss) from cash flow hedges .................................        27.8         (6.5)
    Reclassification of net deferred (gain) loss from cash flow hedges in net
       income (loss) ...............................................................        (2.2)         0.1
                                                                                         -------      -------
Comprehensive income (loss) ........................................................     $  24.8      $ (22.9)
                                                                                         =======      =======


                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                                      -------------------------
                                                                                          2002         2003
                                                                                         -------      -------
                                                                                            (IN MILLIONS)
Net loss ...........................................................................     $  (3.1)     $  (1.8)
Other comprehensive loss:
    Net deferred loss from cash flow hedges ........................................       (19.2)       (28.8)
    Reclassification of net deferred gain from cash flow hedges in net loss ........       (15.5)        (5.0)
                                                                                         -------      -------
Comprehensive loss .................................................................     $ (37.8)     $ (35.6)
                                                                                         =======      =======

5.   COMMITMENTS AND CONTINGENCIES

(a)   Environmental

     In connection with REPG's acquisition of REMA, REMA assumed liabilities associated with ash disposal site closures and site contamination at the acquired facilities in Pennsylvania and New Jersey prior to a plant closing, except for the first $6 million of remediation costs at the Seward generating station. A prior owner retained liabilities associated with the disposal of hazardous substances to off-site locations prior to November 24, 1999. As of June 30, 2003, REMA had liabilities associated with six future ash disposal site closures and six current site investigations and environmental remediations. REMA has recorded its estimate of these environmental liabilities in the amount of $28.9 million as of June 30, 2003. This amount includes REMA's asset retirement obligations under SFAS No. 143 (see note 2). REMA expects approximately $12.3 million will be paid over the next five years.

(b)   Reliant Resources' Debt Covenants

     During March 2003, Reliant Resources refinanced certain of its debt. Pursuant to the refinancing, Reliant Resources and all of its subsidiaries are now subject to numerous affirmative and negative covenants which restrict their ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. REMA's failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in Reliant Resources being required to repay these borrowings before their due date.

(c)  Regulatory

     On March 26, 2003, the Federal Energy Regulatory Commission (FERC) instituted proceedings directing Reliant Energy Services, Inc. (RES) and BP Energy Company (BP) to show cause why their market-based rate authority should not be revoked. RES provides services to REMA pursuant to a procurement and marketing

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

agreement. See note 6(a) for further discussion of the procurement and marketing agreement. These proceedings arose in connection with certain actions taken by one of RES's employees and one of BP's employees relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by REMA. RES has responded to the FERC and contested the FERC's proposed remedy for the alleged conduct. On July 18, 2003, the FERC issued a consent order to BP that required BP to pay $3 million and to pass its electricity sales through FERC review for the next six months, among other things. BP's settlement with the FERC may increase the pressure on the FERC to act with respect to RES's market-rate based authority. However, REMA cannot assure you that the FERC will handle RES's proceeding in the same manner and may conclude that, despite the BP settlement, revocation of market-based authority would be appropriate. REMA cannot predict the outcome of these matters or the impact they could have on its financial condition or results of operations.

(d)   Other

     REMA is a party to various legal proceedings that arise from time to time in the ordinary course of business. While REMA cannot predict the outcome of these proceedings, REMA does not expect these matters to have a material adverse effect on REMA's financial position, results of operations or cash flows.

6.   RELATED PARTY TRANSACTIONS

(a)  Procurement and Marketing Agreement

     REMA is a party to a procurement and marketing agreement with RES, under which RES is entitled to procurement and power marketing fees. See note 9(a) to REMA's annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for additional information related to REMA's procurement and marketing agreement. Amounts charged to REMA by RES for these services were $1.1 million and $1.2 million for the three months ended June 30, 2002 and 2003, respectively. Amounts charged to REMA by RES for these services were $2.2 million and $2.3 million for the six months ended June 30, 2002 and 2003, respectively. These amounts are classified in general and administrative expense from affiliates in the consolidated statements of operations. See note 5(c) regarding proceedings instituted by the FERC directing RES to show cause why its market-based rate authority should not be revoked.

     Fees charged under the procurement and marketing agreement are subordinated to certain payments pursuant to the sale-leaseback documents, including lease payments.

 (b)  Support Services Agreement

     REMA is a party to a support services agreement with REPG under which REPG will, on an as-requested basis and at cost, provide or procure from other affiliates or third parties services in support of REMA's business in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. REPG has agreed to provide these services only to the extent it or its affiliates provide these services for its or its subsidiaries' generating assets. REPG charges and allocates to REMA for these services. Amounts charged and allocated to REMA for these services were $18.4 million and $14.5 million during the three months ended June 30, 2002 and 2003, respectively. Amounts charged and allocated to REMA for these services were $36.9 million and $51.8 million during the six months ended June 30, 2002 and 2003, respectively. On January 1, 2003, REPG refined the methodology it used to allocate costs to REMA. The current method being used by REPG to allocate support service costs to REMA is based on REMA's direct labor costs relative to the direct labor costs of the other entities to which REPG provides similar services versus the prior method that was based on REMA's gross margin relative to the gross margin of the other entities to which REPG provides similar services. As a result of the change in allocation methodology, REMA has been allocated a higher percentage of costs than would have been allocated under the previous methodology. All of the allocations in the consolidated financial statements have been and continue to be based on assumptions that management believes are reasonable under the circumstances. However, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if REMA had operated as a separate entity. These

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

amounts are classified in general and administrative expense from affiliates in the consolidated statements of operations.

     Costs charged under the support services agreement are subordinated to certain payments pursuant to the sale-leaseback documents, including lease payments.

(c)  Long-term Notes to Affiliated Entity

      REMA has notes payable outstanding with Reliant Energy Northeast Holdings Inc. (RENH), a wholly-owned subsidiary of REPG. The notes are due January 1, 2029 and accrue interest at a fixed rate of 9.4% per annum. As of December 31, 2002 and June 30, 2003, REMA had $683.6 million and $618.7 million, respectively, outstanding under the notes. Payments under this indebtedness are subordinated to REMA's lease obligations.

     In July 2001, REMA borrowed an additional $106.0 million from RENH. The borrowing matures on July 1, 2029, bears interest at a fixed rate of 9.4% and is unsecured. Repayment of the borrowing is subordinated to REMA's lease obligations as required by the lease documents. At December 31, 2002, $2.0 million of borrowings were outstanding under this note. The note was paid in full by REMA in March of 2003.

(d)  Working Capital Note

     REMA has a revolving note payable with RENH under which REMA may borrow, and RENH is committed to lend, up to $30 million for working capital needs. Borrowings under the note will be unsecured and will rank equal in priority with REMA's lease obligations. REMA may replace this note with a working capital facility from an unaffiliated lender. Borrowings under the working capital note bear interest based on the London inter-bank offered rate (LIBOR). This note expires in May 2004. At December 31, 2002 and June 30, 2003, there were no borrowings outstanding under this note.

(e)  Subordinated Working Capital Facility

     REMA entered into an irrevocably committed subordinated working capital facility with RENH. RENH will fund REMA's drawings under this facility through borrowings or equity contributions irrevocably committed to RENH by Reliant Resources. REMA may borrow under this facility to pay operating expenditures, senior indebtedness and rent, but excluding capital expenditures and subordinated indebtedness. In addition, RENH must make advances to REMA and REMA must obtain such advance under such facility up to the maximum available commitment under such facility from time to time if REMA's pro forma coverage ratio does not equal or exceed 1.1 to 1.0, measured at the time rent under the leases is due. Subject to the maximum available commitment, drawings will be made in amounts necessary to permit REMA to achieve a pro forma coverage ratio of at least 1.1 to 1.0. The amount available under the subordinated working capital facility is $120 million through January 1, 2007. Thereafter, the available amount decreases by $24 million on January 2, 2007 and by $24 million each subsequent year through its expiration in 2011. At December 31, 2002 and June 30, 2003, there were no borrowings outstanding under this facility.

(f)  Sale of Intangible Assets

     In June 2003, REMA sold certain permits and water rights to an affiliate for $19.2 million in cash. There was no gain or loss on the sale.

(g)  Income Taxes

     During the six months ended June 30, 2003, REMA made non-cash deemed distributions to Reliant Resources related to current federal income taxes of $4.8 million. There were no such distributions/contributions during the same period in 2002. The distributions are recorded as adjustments to additional paid-in capital on REMA's consolidated balance sheet. See note 2(j) to REMA's annual consolidated financial statements included in Reliant Resources' Form 8-K.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

7.   LEASE CREDIT SUPPORT

     REMA's lease obligations are currently supported by the cash proceeds resulting from the draw on three letters of credit issued under three separate unsecured letter of credit facilities. See note 6(a) to REMA's annual consolidated financial statements included in Reliant Resources' Form 8-K for a discussion of REMA's lease obligations. REMA did not renew or replace the letter of credit facilities, which were scheduled to expire in August 2003. The letters of credit were drawn on by the beneficiary on August 1, 2003. The drawing does not constitute a default under any of REMA's obligations and constitutes the making of a term loan to REMA by the banks that had issued the letters of credit pursuant to provisions that had been contemplated in the original letter of credit facilities at their inception. The principal amount of the term loan is $42 million and is payable in six equal semi-annual installments beginning on January 2, 2004, the next lease payment date. The term loan accrues interest at the rate of LIBOR plus 3%. REMA is obligated to provide credit support for its lease obligations, in the form of letters of credit or cash collateral resulting from draws on the letters of credit, equal to an amount representing the greater of (a) the next six months' scheduled rental payments under the related lease or
(b) 50% of the scheduled rental payments due in the next twelve months under the related lease. Under the letter of credit facilities, REMA paid a letter of credit fee based on its assigned credit rating. As of June 30, 2003, the fee equaled 2.75% of the total amount of the outstanding letters of credit. As of December 31, 2002 and June 30, 2003, there were $38 million and $50 million, respectively, in letters of credit outstanding under the facilities. While the letter of credit facilities were, and the resulting term loan is, non-recourse to Reliant Resources, REMA's subsidiaries guarantee REMA's obligations under the facilities.

8.   BANKRUPTCY OF ENRON CORP. AND ITS AFFILIATES

     During the fourth quarter of 2001, Enron Corp. filed a voluntary petition for bankruptcy. Accordingly, REMA recorded a $68.4 million provision, comprised of provisions against 100% of Enron Corp.'s and its affiliates' (Enron) receivables of $3.7 million and net non-trading derivative balances of $64.7 million. RES entered into contracts with Enron on behalf of REMA under RES' procurement and marketing agreement (see note 6(a)).

     The non-trading derivatives with Enron were designated as cash flow hedges (see note 3). The unrealized net gain on these derivative instruments previously reported in other comprehensive income (loss) will remain in accumulated other comprehensive income (loss) and will be reclassified into earnings during the period in which the originally designated hedged transactions occur. During the three months ended June 30, 2002 and 2003, gains of $12.2 million and $0.7 million, respectively, were reclassified into earnings related to these cash flow hedges. During the six months ended June 30, 2002 and 2003, gains of $27.7 million and $3.1 million, respectively, were reclassified into earnings related to these cash flow hedges.

     In early 2002, RES commenced an action in the United States District Court to recover from Enron Canada Corp., the only Enron party to its netting agreement which is not in bankruptcy, amounts owed to RES, including by and among the Enron parties. In March 2002, the United States District Court dismissed RES' claim and RES appealed the decision to the United States Court of Appeals for the Fifth Circuit (the Fifth Circuit). Oral arguments were heard in March 2003.

     At this time RES cannot predict whether its appeal will be successful. The United States District Court, however, did determine that netting of amounts owed by and among our parties and the Enron parties was proper. This portion of the United States District Court's ruling has not been appealed. In other proceedings initiated by Enron in the Bankruptcy Court for the Southern District of New York, Enron is alleging that netting agreements, such as the one it signed with RES, are unenforceable. This contention is not currently at issue in RES' appeal pending in the Fifth Circuit. In January 2003, Enron filed a complaint in the Bankruptcy Court of Southern District New York claiming that it is owed $13 million from RES and disputing the enforceability of the netting agreement. RES' answer to the Enron complaint was filed in April 2003, asserting that the netting agreement with the Enron entities is enforceable as found by the United States District Court. If the netting agreement is determined to be unenforceable and RES is required to make payments to Enron, REMA may incur additional losses related to Enron contracts entered into by RES on behalf of REMA.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2003

9.   EVALUATION OF GOODWILL

     SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. REMA has elected to perform its annual test for indications of goodwill impairments as of November 1, in conjunction with its annual planning process.

     In July 2003, Reliant Resources entered into a definitive agreement to sell a power generation plant. The plant is not owned by REMA. As a result of the sale, Reliant Resources will assess its goodwill for impairment in accordance with SFAS No. 142. The assessment of goodwill requires that Reliant Resources develop an updated estimate of the fair value of its wholesale reporting unit, which is expected to be completed by the end of the third quarter of 2003.

     Reliant Resources and its subsidiaries are presently evaluating, and may soon implement, (a) further reductions in commercial, operational and support groups to reduce costs, (b) further changes in our market strategies, (c) mothballing or retiring certain power generation facilities, (d) deferring and/or materially reducing maintenance expenditures at power generation facilities and (e) divesting of certain assets. Also, Reliant Resources is evaluating the method of projecting future cash flows from its wholesale energy segment operations. In connection with this effort, REMA's future cash flow projections and plans may be significantly revised.

     If the assumptions and estimates underlying Reliant Resources' July 2003 goodwill impairment evaluation for its wholesale energy reporting unit differ adversely from the assumptions previously used due to changes in the wholesale energy market outlook, strategies and activities, it is possible that REMA will be required to test its goodwill in accordance with SFAS No. 142 during the third quarter of 2003. The assessment of REMA's goodwill could result in an impairment, and any such impairment would be reflected in the third quarter of 2003.

     In addition, if Reliant Resources' wholesale energy market outlook and views change adversely and the current weak environment is prolonged or if current conditions decline further, REMA could have impairments of its property, plant and equipment in future periods which, in turn, could have a material adverse effect on REMA's results of operations.

10.  CONSOLIDATION OF PENNSYLVANIA REGIONAL OPERATIONS OFFICE

     On January 28, 2003, Reliant Resources announced a plan to consolidate its Pennsylvania regional operations office into the Pittsburgh area. As part of the consolidation, REMA plans to close its existing office in Johnstown, Pennsylvania and relocate certain operations, administration and staff support functions to the Pittsburgh area by the end of 2003. In addition, REMA eliminated certain employee positions and offered severance benefits to qualifying employees. To qualify for severance benefits, employees must remain employed through pre-determined retention dates, which extend through April 2004.

     Total severance benefits are estimated at $4.8 million and are being accrued over the retention period. During the three and six months ended June 30, 2003, REMA recorded severance expense totaling $2.6 million and $2.6 million, respectively. During the six months ended June 30, 2003, REMA made severance payments totaling $0.1 million. As of June 30, 2003, REMA's accrued liability for severance benefits totaled $2.5 million. Severance expense is classified in operation and maintenance expense in REMA's consolidated statement of operations.

     As a result of the anticipated closure of the office in Johnstown, REMA recorded a $6.5 million write-down of the Johnstown office building to its fair value less cost to sell during the three months ended June 30, 2003. The write-down was recorded to depreciation expense.


                                       ***

            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS


     Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries (REMA) own or lease 21 electric generation facilities in Pennsylvania, New Jersey and Maryland with an annual average net generating capacity of approximately 4,227 megawatts (MW). REMA is an indirect, wholly-owned subsidiary of Reliant Energy Power Generation, Inc. (REPG) and Reliant Resources, Inc. (Reliant Resources).

GENERATING FACILITIES

    REMA owns a 100% ownership interest in each of its electric generating stations except for the Conemaugh, Keystone and Shawville stations, which REMA leases from owner-lessors. The table below lists and describes briefly REMA's electric power generating facilities:

                                                                                                    CAPACITY FACTOR (4)
                                                                                                 ---------------------------
                                                                                                      SIX MONTHS ENDED
                                                                                                          JUNE 30,
    GENERATION                            CAPACITY           DISPATCH              FUEL         ----------------------------
  FACILITIES (1)         LOCATION          (MW) (2)          TYPE (3)              TYPE             2002           2003
-------------------   ---------------    ------------   -------------------   ---------------    ------------   ------------
Blossburg............  Pennsylvania               23           Peak                Gas                 2.0%          1.1%
Conemaugh (5)........  Pennsylvania              282        Base/Peak            Coal/Oil             92.3          92.2
Deep Creek...........    Maryland                 19           Base               Hydro               14.4          27.1
Gilbert..............   New Jersey               615        Inter/Peak             Dual                2.1           6.6
Glen Gardner.........   New Jersey               184           Peak                Dual                0.3           0.5
Hamilton.............  Pennsylvania               23           Peak                Oil                 0.5           1.8
Hunterstown..........  Pennsylvania               71           Peak                Dual                0.7           1.4
Keystone (5).........  Pennsylvania              284        Base/Peak            Coal/Oil             72.5          72.5
Mountain.............  Pennsylvania               47           Peak                Dual                1.8           1.8
Orrtanna.............  Pennsylvania               23           Peak                Oil                 0.3           3.1
Piney................  Pennsylvania               28           Base               Hydro               44.1          37.4
Portland.............  Pennsylvania              584     Base/Inter/Peak       Coal/Gas/Oil           30.9          33.5
Sayreville...........   New Jersey               496        Inter/Peak             Dual                0.8           1.2
Seward...............  Pennsylvania              197        Base/Inter             Coal               44.8          46.4
Shawnee..............  Pennsylvania               23           Peak                Oil                 0.2           0.6
Shawville (5)........  Pennsylvania              614        Base/Peak            Coal/Oil             51.4          58.8
Titus................  Pennsylvania              281        Inter/Peak          Coal/Dual             42.1          49.3
Tolna Station........  Pennsylvania               47           Peak                Oil                 0.6           2.3
Warren...............  Pennsylvania               68           Peak                Dual                4.1           8.3
Wayne................  Pennsylvania               66           Peak                Oil                 0.3           0.7
Werner...............   New Jersey               252           Peak                Oil                 0.1           0.5
                                            --------
         Total...................              4,227

----------
(1) Unless otherwise indicated, REMA owns a 100% interest in each facility listed. All of these facilities are operational.

(2)  Average summer and winter net generating capacity as of June 30, 2003.

(3) REMA uses the designations "Base," "Inter" and "Peak" to indicate whether the facilities described are base-load, intermediate or peaking facilities, respectively.

(4) Capacity factor refers to the percentage of megawatts generated by the facility to its total net generation capacity during the period.

(5) REMA leases a 16.45% interest in the Conemaugh Station, a 16.67% interest in the Keystone Station and a 100% interest in the Shawville Station under facility interest lease agreements with terms of 33.75 years, 33.75 years and 26.25 years, respectively.

                       CONSOLIDATED RESULTS OF OPERATIONS

                                             THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                             ---------------------------   -------------------------
                                                2002           2003           2002           2003
                                             ---------      ---------      ---------      ---------
                                                            (DOLLARS IN THOUSANDS)
Revenues ...............................     $ 160,360      $ 110,970      $ 299,691      $ 298,243
Fuel and purchased power ...............        49,470         36,926         92,623         97,591
                                             ---------      ---------      ---------      ---------
Gross margin ...........................       110,890         74,044        207,068        200,652
Operation and maintenance ..............        25,879         35,725         48,270         58,538
Facilities leases ......................        15,077         14,757         29,785         29,514
General and administrative .............         5,338          3,768          8,986          7,444
General and administrative from
  affiliates ...........................        19,545         15,651         39,071         54,071
Depreciation and amortization ..........        26,864         18,092         37,342         29,013
                                             ---------      ---------      ---------      ---------
Operating income (loss) ................        18,187        (13,949)        43,614         22,072
Other (loss) income ....................          (411)           881            546          1,877
Interest expense, net ..................       (22,187)       (14,841)       (44,495)       (30,704)
Income tax (benefit) expense ...........        (3,637)       (11,381)         2,715         (2,686)
                                             ---------      ---------      ---------      ---------
Net loss before cumulative effect
  of accounting change .................          (774)       (16,528)        (3,050)        (4,069)
                                             ---------      ---------      ---------      ---------
Cumulative effect of accounting
  change, net of tax ...................            --             --             --          2,305
                                             ---------      ---------      ---------      ---------
Net loss ...............................     $    (774)     $ (16,528)     $  (3,050)     $  (1,764)
                                             =========      =========      =========      =========
Operations Data:
   Physical power generation sales
     volumes (in thousand
     megawatt hours)....................         2,810          2,360          5,313          5,841


Three Months Ended June 30, 2002 Compared to Three Months Ended June 30, 2003.

     Net loss. REMA's net loss increased $15.8 million during the three months ended June 30, 2003 compared to the same period in 2002. The increase in net loss is primarily due to:

     o    decreases in revenues;

     o    increases in operation and maintenance expense.

The increase in net loss was partially offset by:

     o    decreases in fuel and purchased power;

     o    decreases in general and administrative expense from affiliates;

     o    decreases in depreciation and amortization; and

     o    decreases in interest expense.

     Revenues. Revenues decreased $49.4 million during the three months ended June 30, 2003 compared to the same period in 2002. The decrease is primarily due to decreased generation as a result of milder than normal temperatures during the three months ended June 30, 2003 compared to the same period in 2002 and reduced capacity revenues of $21.9 million primarily as a result of the expiration of the GPU, Inc. (GPU) capacity contract in May 2002.

     Fuel and purchased power. Fuel and purchased power decreased $12.5 million during the three months ended June 30, 2003 compared to the same period in 2002 due primarily to decreased generation as discussed above.

     Operation and maintenance. Operation and maintenance expense increased $9.8 million during the three months ended June 30, 2003 compared to the same period in 2002 primarily as a result of increased maintenance at the Shawville, Portland and Mountain stations, increased severance benefits (see note 10 to REMA's interim financial statements) and increased operation costs.

     General and administrative expense from affiliates. General and administrative expense from affiliates decreased $3.9 million during the three months ended June 30, 2003 compared to the same period in 2002. The decrease resulted from further refinements made during the second quarter of 2003 to the allocation methodology implemented on January 1, 2003 under REMA's support services agreement with REPG. The additional refinements resulted in a decrease in costs allocated during the first quarter of 2003 that were recognized during the second quarter of 2003. Costs and fees charged under the support services agreement and the procurement and marketing agreement (see note 6(a) to REMA's interim financial statements) are subordinated to certain payments pursuant to the sale-leaseback documents, including lease payments.

     Depreciation and amortization. Depreciation and amortization expense decreased $8.8 million during the three months ended June 30, 2003 compared to the same period in 2002 primarily as a result of a $15.4 million charge to depreciation expense in 2002 for the retirement of certain units at the Warren plant resulting in reductions of the estimated useful lives of those units. This decrease was partially offset by a $6.5 million increase in depreciation expense in 2003 as a result of the write-down of an office building to its fair market value less costs to sell.

     Interest expense, net. Interest expense, net, decreased $7.3 million during the three months ended June 30, 2003 compared to the same period in 2002. The decrease was due to a decrease in the average amount of debt outstanding for the three months ended June 30, 2003 compared to the same period in 2002.

     Income taxes. The reconciling items from the federal statutory tax rate of 35% to the effective tax rate totaled $2.1 million and $1.6 million during the three months ended June 30, 2002 and 2003, respectively. In 2002, these items related primarily to revisions of estimates accrued in prior periods. In 2003, these items related primarily to state income taxes.

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2003.

     Net loss. REMA's net loss decreased $1.3 million during the six months ended June 30, 2003 compared to the same period in 2002. The decrease in net loss is primarily due to:

     o    decreases in depreciation and amortization; and

     o    decreases in interest expense.

     The decrease in net loss was partially offset by:

     o    decreases in revenues;

     o    increases in fuel and purchased power;

     o    increases in operation and maintenance expense; and

     o    increases in general and administrative expense from affiliates.

     Revenues. Revenues decreased $1.4 million during the six months ended June 30, 2003 compared to the same period in 2002. The decrease is primarily due to reduced capacity revenues of $53.2 million primarily as a result of the expiration of the GPU capacity contract in May 2002. This was offset by increased generation during the six months ended June 30, 2003 as a result of colder than normal winter temperatures in the first quarter of 2003 coupled with increased power prices.

     Fuel and purchased power. Fuel and purchased power increased $5.0 million during the six months ended June 30, 2003 compared to the same period in 2002. The increase was due primarily to increased power generation volumes.



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

     Operation and maintenance. Operation and maintenance expense increased $10.3 million during the six months ended June 30, 2003 compared to the same period in 2002 primarily as a result of increased maintenance at the Shawville, Portland and Mountain stations in 2003, increased severance benefits (see note 10 to REMA's interim financial statements) and increased operation costs.

     General and administrative expense from affiliates. General and administrative expense from affiliates increased $15.0 million during the six months ended June 30, 2003 compared to the same period in 2002. The increase resulted from the refinements to the methodology used to allocate costs to REMA under its support services agreement with REPG (see note 6(b) to REMA's interim financial statements).

     Depreciation and amortization. Depreciation and amortization expense decreased $8.3 million during the six months ended June 30, 2003 compared to the same period in 2002 primarily as a result of a $15.4 million charge to depreciation expense in 2002 for the retirement of certain units at the Warren plant resulting in reductions of the estimated useful lives of those units. This decrease was partially offset by a $6.5 million increase in depreciation in 2003 as a result of the write-down of an office building to its fair market value less costs to sell.

     Interest expense, net. Interest expense, net, decreased $13.8 million during the six months ended June 30, 2003 compared to the same period in 2002. The decrease was due to a decrease in the average amount of debt outstanding for the six months ended June 30, 2003 compared to the same period in 2002.

     Income taxes. The reconciling items from the federal statutory tax rate of 35% to the effective tax rate totaled $2.8 million and $0.3 million during the six months ended June 30, 2002 and 2003, respectively. In 2002, these items related primarily to revisions of estimates accrued in prior periods. In 2003, these items related primarily to state income taxes.

     Cumulative effect of accounting change. The cumulative effect of accounting change for the six months ended June 30, 2003 is due to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). See note 2 to REMA's interim financial statements for additional information regarding REMA's adoption of SFAS No. 143.


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